UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 14, 2007
Date of Report (Date of Earliest Event Reported)
BENTLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-10581	59-1513162
(Commission File Number)	(I.R.S. Employer Identification No.)

Bentley Park
2 Holland Way
Exeter, New Hampshire	03833
(Address of Principal Executive Offices)	(Zip Code)
(603) 658-6100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Compensation Committee of the Board of Directors of Bentley Pharmaceuticals, Inc. has taken actions to provide retention incentives and additional compensation for two of its executives, including actions that have resulted in a new retention agreement for Adolfo Herrera, the Managing Director of Bentley’s European subsidiaries, and payment of additional compensation to Richard Lindsay, Bentley’s Chief Financial Officer, in light of Bentley’s corporate performance and his individual efforts preparing for the previously proposed spin-off transaction for Bentley’s drug delivery business.
     On December 17, 2007, Laboratorios Belmac S.A. (“Belmac”), a wholly owned subsidiary of Bentley, entered into a letter agreement with Mr. Herrera pursuant to which Mr. Herrera is entitled to a retention bonus, severance protection and equity vesting acceleration in the event that Belmac experiences a change in control (as defined in the letter agreement) prior to December 31, 2008. Pursuant to the terms of the letter agreement, provided he remains continuously employed by Belmac or its affiliate or successor through December 31, 2008, Mr. Herrera will be entitled to receive a payment equal to 150% of the sum of (i) his base annual salary then in effect, (ii) his actual bonus for the prior year, and (iii) the value of his then-leased car (the “Base Amount”), with such payment to be made as soon as practicable following December 31, 2008, but in no event later than January 31, 2009. If, following a change of control occurring prior to December 31, 2008, Mr. Herrera’s employment with Belmac, its affiliate or successor is terminated by Belmac without cause or by means of a disciplinary or objective dismissal that is declared unjustified or void by the Spanish Labor Courts, or by Mr. Herrera for good reason (as each is defined in the letter agreement) or based on any negligent and material breach by Belmac, in each case after notification of the final decision of the Spanish Labor Courts, Mr. Herrera will be entitled to receive a payment equal to 150% of the Base Amount as soon as practicable, but in no event later than one month following such notification.
     Following a change in control, in the event that Mr. Herrera’s employment with Belmac or its affiliate or successor is terminated by Belmac without cause, by means of a disciplinary or objective dismissal that is declared unjustified by the Spanish Labor Courts, or by Mr. Herrera for good reason or based on any negligent and material breach by Belmac, Mr. Herrera will be entitled to a severance payment in an amount equal to 45 days of his annual salary (as defined under Spanish Labor Law) for each of his years of service with Belmac, up to a maximum of 42 months’ salary, net of any related taxes (the “Termination Severance”). If such termination occurs prior to the second anniversary of a change in control, Mr. Herrera will also be entitled to receive an amount equal to the product of two times the Base Amount multiplied by a fraction, the numerator of which is the number of whole months remaining between the date of termination and the second anniversary of the change in control, and the denominator of which is 24. In addition, upon a change of control, subject to the approval of Bentley’s Board of Directors, all outstanding stock options, restricted stock and other equity awards held by Mr. Herrera relating to the stock of Bentley shall become immediately vested and exercisable and/or all forfeiture restrictions on such awards shall immediately lapse, as applicable.
     The letter agreement will remain in effect until the second anniversary of a change in control of Belmac; provided that if no change in control occurs prior to January 1, 2009, the letter agreement will terminate on that date except for provisions relating to the Termination Severance, which survive the termination of the letter agreement.
     On December 14, 2007, the Bentley Compensation Committee approved a $10,000 increase in the monthly base salary of Mr. Lindsay from $21,250 to $31,250, retroactive to September 1, 2007. The Compensation Committee also approved payment of $118,000 to Mr. Lindsay for his annual cash incentive bonus for the 2007 year based on the achievement of his personal objectives for the year and the projected achievement of corporate goals for total shareholder return, free cash flow and total earnings per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2007	By:	/s/ Richard P. Lindsay
Richard P. Lindsay
Vice President and Chief Financial Officer